Exhibit 99.1

CONTACTS:
Investors: Darby Schoenfeld	Media: Martha O’Gorman
JTH Holding, Inc.	JTH Holding, Inc.
Director of Investor Relations	Chief Marketing Officer
(757) 453-6047	(757) 301-8022
darby.schoenfeld@libtax.com	martha@libtax.com

JTH Holding, Inc. Provides Update on Review of Revenue Recognition Policies

Intends to Restate Previously Issued Financial Statements

Virginia Beach, VA (August 6, 2013) — As announced on July 23, 2013, JTH Holding, Inc. (NASDAQ: TAX), the parent company of Liberty Tax Service, has undertaken a review of its accounting policies in response to comments that it received from the staff of the Securities and Exchange Commission (the “Staff”).  Based on this ongoing review of its policies and resulting policy changes approved by the Audit Committee of the Company’s Board of Directors, the Audit Committee has determined that the Company’s previously issued financial statements for the years ended April 30, 2012, 2011 and 2010 contained in the Company’s Annual Report on Form 10-K for the year ended April 30, 2012, and its quarterly reports on Form 10-Q for the subsequent fiscal quarters ended July 31, 2012, October 31, 2012 and January 31, 2013, should no longer be relied upon.

The policy changes approved by the Audit Committee of the Company’s Board of Directors that will require restatements include:

•                  Area Developer Arrangements:  For accounting purposes, the Company will not account for its area developer arrangements as franchise sales and therefore will recognize fees over the term of the agreement rather than at the beginning of the relationship.  This correction will also require the Company to record gross revenues for the area developer portion of the franchise fees and royalties and a corresponding and equal expense for the amount due to the area developer.

•                  Territory Franchise Fees:  The Company has changed its policy from recording franchise fee revenue, net of an allowance for refunds, at the beginning of the relationship to recording franchise fee revenue as payments are made by the franchisee.

The Company will restate its financial statements to reflect these changes.  The Company is diligently pursuing its efforts to complete its review to quantify the specific adjustments that need to be made to restate the periods affected. The Company continues to believe that any impact resulting from the restatement of its financial statements will not have a material effect on its net cash position or the cash flow generated by its operations.  Additionally, the Company notes that the restatements will defer the timing of revenue recognition for area developer and franchise fees because that revenue will now be recognized over a number of years, including years subsequent to the restated periods.

The Company continues to work toward completion of the process necessary to restate prior financial statements, to complete its financial statements for the year ended April 30, 2013, and to resolve the outstanding comments from the Staff, but can give no assurances that it will be able to meet the 15 day extension period for the filing of its Annual Report on Form 10-K for the year ended April 30, 2013 that was afforded by the Form 12b-25 it recently filed under the Securities and Exchange Act of 1934, as amended.

The Company does not anticipate that any potential noncompliance under its revolving credit facility documents occasioned by the restatements will have a material impact on its access to its revolving credit facility.  The Company announced today that it has entered into a Standstill Agreement with its bank syndicate that will allow it to continue to have access to the revolving credit facility without interruption through August 31, 2013 while it continues to work through the restatement process.

About JTH Holding, Inc.

Founded in 1997 by CEO John T. Hewitt, JTH Holding, Inc. is the parent company of Liberty Tax Service.  As the fastest-growing tax preparation franchise, Liberty Tax Service has prepared over 12 million individual income tax returns.  Liberty Tax Service also offers an online tax service, eSmart Tax, which enables customers to do their own taxes wherever there’s a computer.  eSmart Tax is backed by the tax professionals at Liberty Tax Service and its nationwide network of over 30,000 tax preparers, ready to offer their assistance at any time. For a more in-depth look at Liberty Tax Service, visit www.libertytax.com.

Forward Looking Statements

In addition to historical information, this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including implied and express statements regarding the Company’s anticipated adjustments to its historical financial statements, the timing and resolution of the Staff’s review process, the restatement of the Company’s historical financial statements, the filing of the Company’s Annual Report on Form 10-K, the effect of the restatement on the Company’s net cash position and any potential noncompliance under the Company’s revolving credit facility.  These forward-looking statements, as well as the Company’s guidance, are based upon the Company’s current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company’s actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, the timing of the resolution of the Staff’s comments; the impact the Staff’s review process may have on our historical financial results; the impact of changes in our accounting practices on historical and future financial results; the consequences of any restatements of our financial statements; the timing for and results of the pending restatements; uncertainties regarding the Company’s ability to attract and retain clients; meet its prepared returns targets; competitive factors; the Company’s effective income tax rate; litigation defense expenses and costs of judgments or settlements; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in the Company’s annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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